Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
Aramark:

We consent to the incorporation by reference in the registration statement (Nos. 333-192775 and 333-192776) on Forms S-8 and (Nos. 333-202133 and 333-219920) on Forms S-3, of Aramark of our reports dated November 21, 2018, with respect to the consolidated balance sheets of Aramark and subsidiaries as of September 28, 2018 and September 29, 2017, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the fiscal years ended September 28, 2018, September 29, 2017 and September 30, 2016, and the related financial statement schedule II, and the effectiveness of internal control over financial reporting as of September 28, 2018, which reports appear in the September 28, 2018 annual report on Form 10-K of Aramark and subsidiaries.

Our report dated November 21, 2018, on the effectiveness of internal control over financial reporting as of September 28, 2018, contains an explanatory paragraph that states the Company acquired Avendra LLC during December 2017 and AmeriPride Services Inc. during January 2018, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of September 28, 2018, Avendra LLC’s internal control over financial reporting associated with total assets of $93.4 million and total revenues of $121.0 million and AmeriPride Services Inc.’s internal control over financial reporting associated with total assets of $396.2 million and total revenues of $401.2 million included in the consolidated financial statements of the Company as of and for the year ended September 28, 2018. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Avendra LLC and AmeriPride Services Inc.

/s/ KPMG LLP
Philadelphia, Pennsylvania
November 21, 2018